Exhibit 23.2

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

_______________________________________

(614) 766-1426 (614) 766-1459 FAX

March 11, 2022

The Boards of Directors

Van Wert Federal Savings Bank

VWF Bancorp, Inc.

976 South Shannon Street

Van Wert, Ohio 45891

Members of the Boards:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and any amendments thereto, to be filed by VWF Bancorp, Inc., with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights and liquidation rights in such filings, including the prospectus of VWF Bancorp, Inc. and being named as an expert in the Prospectus.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller

Michael R. Keller

President